First Year Commissions

     c) 50% of premium received up to the planned periodic premium, not to exceed target premium*.
     d) 3% of premium received above the lesser of planned periodic or target premium.

     *The target premium is determined according to a rate per $1,000 of face amount. This rate varies by age and sex of the insured.

                 Target Premiums (Annual per $1,000 face amount)

The target premiums for the Policy are based on the joint equivalent age (JEA) of the insureds. The JEA takes into account the gender*, age, smoking status and risk classification of each insured. The calculation is as follows:

     1. Start with the unadjusted individual ages of insured #1 and insured #2. Call this (X1) and (X2) respectively.
     2.  Take  each  individual  age and adjust for gender.
         -if Male the gender adjustment is 0
         -if Female the gender adjustment is minus 5
         -if Unisex rating is used, the gender adjustment is minus 2

     3. Take resulting individual ages from step 2 and adjust for smokers if applicable.
         -if Male Smoker the smoker adjustment is plus 3
         -if Female Smoker the smoker adjustment is plus 2
         -if Unisex Smoker the smoker adjustment is plus 3

     4. Take resulting individual ages from step 3 and adjust for substandard table ratings, if any.
         -if table A rating then add 2
         -if table B rating then add 4
         -if table C rating then add 6
         -if table D rating then add 8
         -if table E rating then add 10
         -if table F rating then add 12
         -if table G rating then add 14
         -if table H rating then add 15
         -if rating is higher than table H then add 16.

     5. The result of step 4 is the adjusted individual ages of insured #1 and insured #1. Call this (X1A) and (X2A) respectively.
     6.  If (X1A) is greater than 100 then set (X1A) equal to 100.
     7.  If (X1B) is greater  than 100 then set (X1B)  equal to 100.
     8.  Take the difference between (X1A) and (X1B). Call this (XDIFF).
     9. Look up (XDIFF) on the table below to find out what to add on to youngest adjusted age.
                                          XDIFF                        ADD ON

                                    0                                     0
                                    1      to        2                    1
                                    3      to        4                    2
                                    5      to        6                    3
                                    7      to        9                    4
                                   10      to       12                    5
                                   13      to       15                    6
                                   16      to       18                    7
                                   19      to       23                    8
                                   24      to       28                    9
                                   29      to       34                   10
                                   35      to       39                   11
                                   40      to       44                   12
                                   45      to       47                   13
                                   48      to       50                   14
                                   51      to       53                   15
                                   54      to       56                   16
                                   57      to       60                   17
                                   61      to       64                   18
                                   65      to       69                   19
                                   70      to       75                   20
                                   76      to       85                   21

     10. The JEA  (Joint  Equivalent  Age) is equal to the  Minimum of (X1A) and
         (X1B) plus ADD ON from the table above.

     Example:

     Male Nonsmoker age 45 table rating A, Female Smoker age 57.

         1.   (X1) = 45 and (X2) = 57
         2.   (X1) = 45 + 0 =  45; and (X2) = 57 - 5 = 52
         3.   (X1) = 45 + 0 = 45; and (X2) = 52 + 2 = 54
         4.   (X1) = 45 + 2 = 47; and (X2) = 54 + 0 = 54
         5.   (XIA) = 47; (X2A) = 54
         6.   (XIA) is not greater than 100
         7.   (XIB) is not greater than 100
         8.   (XDIFF) = (X2A) - (X1A) = 54 - 47 = 7
         9.   ADD ON = 4
         10.  JEA = minimum of (XIA) and (X2A) + ADD ON = 47 + 4 = 51

SVUL Target Premium Rates per $1000 of Face

           JEA             Target               JEA                     Target
 less than  20              2.78                 61                      21.67
            20              2.78                 62                      22.98
            21              2.87                 63                      24.23
            22              2.95                 64                      25.41
            23              3.03                 65                      26.52
            24              3.13                 66                      27.56
            25              3.22                 67                      28.56
            26              3.32                 68                      29.53
            27              3.41                 69                      30.45
            28              3.52                 70                      31.36
            29              3.62                 71                      32.27
            30              3.73                 72                      33.17
            31              3.84                 73                      34.08
            32              3.96                 74                      35.02
            33              4.07                 75                      35.97
            34              4.24                 76                      36.95
            35              4.42                 77                      37.95
            36              4.60                 78                      38.94
            37              4.79                 79                      39.96
            38              4.99                 80                      40.99
            39              5.20                 81                      42.00
            40              5.41                 82                      42.00
            41              5.64                 83                      42.00
            42              5.87                 84                      42.00
            43              6.11                 85                      42.00
            44              6.51                 86                      42.00
            45              6.93                 87                      42.00
            46              7.38                 88                      42.00
            47              7.86                 89                      42.00
            48              8.38                 90                      42.00
            49              8.93   greater than  90                      42.00
            50              9.50
            51              10.12
            52              10.78
            53              11.49
            54              12.54
            55              13.68
            56              14.92
            57              16.22
            58              17.58
            59              18.94
            60              20.32

   * The cost of insurance rate for Policies issued in states which require unisex pricing or in connection with employment related insurance and benefit plans is not based on the gender of the insured.

Service Fees

     A service fee on all premium received beyond the first year is paid as long as the policy remains in effect and the variable contract supervisory and service agreement remains active.

     o   3% for policy years 2 through 10
     o   1% for policy years 11 and later

     A service fee will be paid only

Compensation on Increases

     An increase is defined as a face amount increase. We will compare the increased face amount of the policy against the highest policy face amount over the latest three year period to determine if there is a policy face amount increase during the current year.

     A 50% commission will be paid on premium received during the first 12 months following the date of an face amount increase that is greater than the premium level on which a high [50%] first year commission rate was previously paid. The maximum premium on which a high [50%] first year commission rate is paid will be limited to the lesser of total planned periodic premium or total target premium amount of the policy after a face amount increase has occurred.

Compensation for Renewals

     A renewal fee of 2% on all premiums received during policy years two (2) through ten (10) is paid as long as the policy remains in effect.